Exhibit (h)(1)

MUTUAL FUNDS SERVICE AGREEMENT

TRUST ADMINISTRATION AND COMPLIANCE SERVICES

TRUST ACCOUNTING SERVICES

EQUITABLE INVESTMENT MANAGEMENT, LLC

AUGUST 1, 2021

MUTUAL FUNDS SERVICE AGREEMENT

AGREEMENT made as of August 1, 2021 by and between EQ Premier VIP Trust, a Delaware statutory trust (the “Trust”), Equitable Investment Management, LLC (“Administrator”), a limited liability company organized in the State of Delaware, and Equitable Investment Management Group, LLC (“EIM or the “Adviser” ), a limited liability company organized in the State of Delaware.

WITNESSETH:

WHEREAS, the Trust is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust had appointed Equitable Investment Management Group, LLC (“EIM”), as Administrator of the Trust most recently pursuant to the Mutual Funds Service Agreement dated July 16, 2020, as amended (the “Prior Mutual Funds Service Agreement”);

WHEREAS, the Trust wishes to terminate the Prior Mutual Funds Service Agreement and enter into this Mutual Funds Service Agreement with the Administrator to provide certain administrative, accounting and compliance services with respect to the Trust, including its constituent funds (the “Funds” and, each, a “Fund”); and

WHEREAS, the Trust and EIM each agree to waive their rights to prior written notice of termination provided in Section 7 of the Prior Mutual Funds Service Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.

APPOINTMENT. The Trust hereby appoints Administrator to provide administrative, accounting and compliance services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the “Board”), for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of, and Schedule A to, this Agreement. The Trust and EIM hereby agree to terminate the Prior Mutual Funds Service Agreement. EIM agrees to reasonably cooperate with the Administrator in connection with the transition of the services to be provided under this Agreement.

2.	REPRESENTATIONS AND WARRANTIES.

(a)    Administrator represents and warrants to the Trust that:

(i)	Administrator is a limited liability company organized in the State of Delaware;

(ii)	Administrator is duly qualified to carry on its business in the State of New York in performance of its duties under this Agreement;

(iii)	Administrator is empowered under applicable laws and by its Operating Agreement and By-Laws to enter into and perform this Agreement;

(iv)	all requisite corporate proceedings have been taken to authorize Administrator to enter into and perform this Agreement;

(v)	Administrator has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(vi)	no legal or administrative proceedings have been instituted or threatened which would impair Administrator’s ability to perform its duties and obligations under this Agreement; and

(vii)

Administrator’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Administrator or any law or regulation applicable to Administrator.

(b)    The Trust represents and warrants to Administrator that:

(i)	the Trust is a Delaware statutory trust, duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	the Trust is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement;

(iii)	all requisite proceedings have been taken to authorize the Trust to enter into and perform this Agreement;

(iv)	the Trust is an investment company properly registered under the 1940 Act;

(v)

a registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act on Form N-1A (the “Registration Statement”) has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

(vi)	no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

(vii)

the Trust’s Registration Statement complies in all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Trust’s prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

(viii)	the Trust’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

3.

DELIVERY OF DOCUMENTS. The Trust will promptly furnish to Administrator such copies, properly certified or authenticated, of contracts, documents and other related information, other than confidential documents or information, that Administrator may reasonably request or require to properly discharge its duties. Such documents may include, but are not limited to, the following:

(a)	Resolutions of the Board authorizing the appointment of Administrator to provide certain services to the Trust and approving this Agreement;

(b)	The Trust’s Agreement and Declaration of Trust;

(c)	The Trust’s By-Laws;

(d)	The Trust’s Notification of Registration on Form N-8A under the 1940 Act as filed with SEC;

(e)	The Trust’s Registration Statement including exhibits and any amendments, as filed with the SEC;

(f)	Copies of the Investment Advisory Agreement between the Trust and EIM as the Investment Adviser to the Trust (the “Advisory Agreement”);

(g)	Copies of each of the Investment Sub-Advisory Agreements between the Adviser and any investment sub-advisers;

(h)	Copies of relevant Trust policies and procedures adopted by the Board;

(i)	Opinions of counsel and auditors’ reports;

(j)

The Trust’s prospectus(es) and statement(s) of additional information relating to all series, portfolios and classes, as applicable, and all amendments and supplements thereto (such prospectus(es) and statement(s) of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(k)

Such other material agreements as the Trust may enter into from time to time including, but not limited to, securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

4.	SERVICES PROVIDED.

(a)

Subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Trust’s Registration Statement, Agreement and Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, Administrator shall have general responsibility for the Trust’s administrative operations and will provide the following services:

(i)	Trust Administration,

(ii)	Compliance Services, and

(iii)	Trust Accounting.

A detailed description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

(b)	In connection with providing the services identified above, Administrator will also:

(i)

provide, without additional cost to the Trust except for out-of-pocket expenses, office facilities in an appropriate location with respect to the provision of the services contemplated herein (which may be in the offices of Administrator or a corporate affiliate of Administrator);

(ii)

In connection with providing the services identified above, Administrator will also: provide, without additional remuneration from or other cost to the Trust except for out-of-pocket expenses, the services of individuals to serve as officers of the Trust who will be designated by Administrator and elected by the Board subject to reasonable Board approval, provided, that this provision shall not be construed in a manner that would prohibit the Trust from paying any portion of the compensation of the Trust’s Chief Compliance Officer.

(iii)	provide or otherwise obtain, without additional remuneration from or other cost to the Trust except for out-of-pocket expenses, personnel sufficient for provision of the services contemplated herein;

(iv)	furnish, at no additional cost to the Trust except for out-of-pocket expenses, equipment and other materials, which are necessary or desirable for provision of the services contemplated herein;

(v)

keep records, at no additional cost to the Trust except for out-of-pocket expenses, relating to the services provided hereunder in such form and manner as Administrator may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Administrator agrees that all such records prepared or maintained by Administrator relating to the services provided hereunder are the property of the Trust and will be preserved for the periods prescribed under Rule 3la-2 under the 1940 Act and made available in accordance with such Section and rules. Administrator agrees to make available to the Trust, promptly upon request, any of the Funds’ books and records as are maintained under this Agreement, and to furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations; and

(vi)	regularly report to the Board on the services provided under this Agreement and furnish to the Board such periodic and special reports with respect to the Funds as the Board may reasonably request.

(c)

Sub-Contracting. Administrator is hereby authorized to retain third parties and is hereby separately authorized to delegate some or all of its duties and obligations hereunder to such person or persons. The compensation of such person or persons shall be paid by Administrator, as applicable, and no obligation shall be incurred on behalf of the Trust in such respect (other than reasonable out-of-pocket expenses). Administrator shall be liable to the Trust for the acts of such third parties as set forth in Section 6 hereunder. The division of Administrator’s duties and obligations hereunder between those to be delegated and those to be performed by Administrator shall be in Administrator’s sole discretion and may be changed from time to time by Administrator. In connection with the delegation of responsibilities to such third parties, Administrator will oversee, monitor and assess the performance of delegated functions by each such third party, take reasonable measures to coordinate the activities of such third parties, furnish to the Board periodic reports concerning the performance of delegated responsibilities by those parties, and be responsible for compensating such third parties in the manner specified by the sub-administration (or similar) agreement. In addition, Administrator will cause such third parties to: (i) furnish to the Board such statistical information, with respect to the relevant delegated functions, as the Board may reasonably request, (ii) furnish to the Board such periodic and special reports as the Board may reasonably request, and (iii) apprise the Board of important developments materially affecting each Fund or the provision of delegated functions, and furnish the Trust, from time to time, with such information as may be appropriate for this purpose.

5.	FEES AND EXPENSES.

(a)

As compensation for the services rendered to the Trust pursuant to this Agreement, as set forth in Section 4 and in Schedules B and C hereof, the Trust shall pay Administrator monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. If this Agreement becomes effective or the provision of services under this Agreement terminates before the end of any month, the fee for the part of the month from the effective date to the end of the month or from the beginning of the month to the date of such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

(b)

For the purpose of determining fees calculated as a function of the Trust’s net assets, the value of the Trust’s net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

(c)

The Trust may request additional services, additional processing, or special reports, with such specifications and requirements as may be reasonably required by Administrator. If Administrator elects to provide such additional services or arrange for their provision, it shall be entitled to additional fees and expenses.

(d)

Administrator will bear its own expenses, in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties. The Trust agrees to bear all expenses that are incurred in its operation and not specifically assumed by Administrator. Such other expenses to be incurred in the operation of the Trust and to be borne by the Trust, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of Administrator, or the Adviser, the Trust’s investment sub-advisers, transfer agent, or distributor, SEC and state registration and qualification fees, levies, fines and other charges; expenses of organizing the Funds; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; management, investment advisory, transfer agency, distribution, shareholder service and administration fees; charges and expenses of data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Trust prospectuses for regulatory purposes and for distribution to current shareholders of the Trust (for classes of shares of any of the Funds that have adopted a Rule 12b-l plan, such classes of shares may bear the expense of all other printing, production, and distribution of prospectuses, and marketing materials provided to potential investors); expenses of printing and production costs of shareholders’ reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and Trust shareholder meetings; costs and expenses of Trust stationery and forms; costs associated with Trust, shareholder and Board meetings; trade association dues and expenses; any expenses of the Trust resulting from any changes in applicable law affecting mutual funds occurring after the date of this Agreement; fees and expenses associated with compliance with the Commodities Exchange Act and rules thereunder; charges and expenses related to any computer system licensed to Administrator and used to produce Trust shareholder reports under this Agreement, provided, however, that the Trust will only be responsible for a pro-rata share of such charges and expenses based upon the number of shareholder reports produced by Administrator utilizing this system; and any extraordinary expenses and other customary Trust expenses. In addition, Administrator may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Trust. The Trust will reimburse Administrator for the Trust’s share of the cost of such services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Trust.

(e)	All fees, approved out-of-pocket expenses, or additional charges of Administrator shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice.

(f)	Administrator will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month.

(g)

The Trust must notify Administrator in writing of any contested amounts within ninety (90) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

6.	LIMITATION OF LIABILITY AND INDEMNIFICATION.

(a)

Administrator shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting from or attributable to willful misfeasance, bad faith or gross negligence on Administrator’s part (or on the part of any third party to whom Administrator has delegated any of its duties and obligations pursuant to

Section 4(c) hereunder) in the performance of its (or such third party’s) duties or from reckless disregard by Administrator (or by such third party) of its obligations and duties under this Agreement (in the case of Administrator) or under an agreement with Administrator (in the case of such third party) or, subject to Section 10 below, Administrator’s (or such third party) refusal or failure to comply with the terms of this Agreement (in the case of Administrator) or an agreement with Administrator (in the case of such third party) or its breach of any representation or warranty under this Agreement (in the case of Administrator) or under an agreement with Administrator (in the case of such third party). In no event shall Administrator (or such third party) be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if Administrator (or such third party) has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b)

Except to the extent that Administrator may be held liable pursuant to Section 6(a) above, Administrator shall not be responsible for, and the Trust shall indemnify and hold Administrator harmless from and against, any and all losses, damages, costs, reasonable attorneys’ fees and expenses, payments, expenses and liabilities including, but not limited to, those arising out of or attributable to:

(i)	any and all actions of Administrator or its officers or agents required to be taken pursuant to this Agreement;

(ii)

the reliance on or use by Administrator or its officers or agents of information, records, or documents which are received by Administrator or its officers or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

(iii)	the Trust’s refusal or failure to comply with the terms of this Agreement or the Trust’s lack of good faith, or its actions, or lack thereof, involving gross negligence or willful misfeasance;

(iv)	the breach of any representation or warranty of the Trust hereunder;

(v)	the reliance on or the carrying out by Administrator or its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of the Trust;

(vi)

any delays, inaccuracies, errors in or omissions from information or data provided to Administrator by data services, including data services providing information in connection with any third-party computer system licensed to Administrator, and by any corporate action services, pricing services or securities brokers and dealers;

(vii)

the offer or sale of shares by the Trust in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

(viii)

any failure of the Trust’s Registration Statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Trust’s prospectus;

(ix)

except as provided for in Schedule B.III., the actions taken by the Trust, its Adviser, its investment sub-advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

(x)	all actions, inactions, omissions, or errors caused by third parties to whom Administrator or the Trust has assigned any rights and/or delegated any duties under this Agreement at the specific request of or as required by the Trust, its Fund, investment sub-advisers, or Trust distributors.

The Trust shall not be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including, but not limited to, lost profits) even if the Trust has been advised of the likelihood of such loss or damage and regardless of the form of action, except when the Trust is required to indemnify Administrator pursuant to this Agreement.

(c)

Until such time as Administrator becomes the investment adviser to the Trust, in connection with the indemnity provided to the Trust by the Administrator pursuant to Section 6(a) hereof, and solely in the event that Administrator fails to pay any indemnity properly due and owing to the Trust after the passage of a reasonable amount of time after the Trust’s written demand upon Administrator in accordance with Section 9 hereof, upon a written demand upon EIM pursuant to Section 9 hereof setting forth in detail the basis for an indemnity being required of EIM, EIM shall reimburse the Trust for any shortfall properly due and owing to the Trust by Administrator.

7.

DURATION AND TERMINATION. (a) This Agreement shall become effective on the date first written above. Unless sooner terminated as provided in this Section 7(a), this Agreement shall continue in effect until August 31, 2022. Thereafter, if not terminated, this Agreement shall continue automatically for successive terms of one year, provided that such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or “interested persons” of such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust’s Board of Trustees or by a vote of a “majority of the outstanding voting securities” of the Trust; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or a vote of a “majority of the outstanding voting securities” of the Trust, on sixty (60) days prior written notice to Administrator or by Administrator at any time, without the payment of any penalty, on sixty (60) days prior written notice to the Trust. (As used in this Agreement, the terms “majority of the outstanding voting securities” and “interested persons” shall have the same meaning as such terms have in the 1940 Act. Upon termination of this Agreement, the Trust shall pay to Administrator such compensation and any documented and agreed upon out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later. The Trust and EIM each agree to waive their rights to prior written notice of termination of the Prior Mutual Funds Service Agreement provided in Section 7 of such agreement.

8.

NON-EXCLUSIVITY. The services of Administrator to the Trust are not to be deemed to be exclusive, and Administrator will be free to render similar services to others and to engage in other activities so long as the services provided hereunder by Administrator are not impaired. It is understood and agreed that the directors, officers and employees of Administrator are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors/trustees, or employees of any other firm or corporation.

9.

NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt, if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

If to the Trust:

EQ Premier VIP Trust

1290 Avenue of the Americas – 16th Floor

New York, NY 10104

Attention: William T. MacGregor

Fax: (212) 707-7350

If to Administrator:

Equitable Investment Management, LLC

1290 Avenue of the Americas – 16th Floor

New York, NY 10104

Attention: Steven Joenk

Fax: (212) 707-7348

If to EIM:

Equitable Investment Management Group, LLC

1290 Avenue of the Americas – 16th Floor

New York, NY 10104

Attention: Steven Joenk

Fax (212) 707-7348

10.

WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

11.

FORCE MAJEURE. In the event Administrator is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, Administrator shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expense or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse Administrator from liability to the Trust for any and all losses, damages, costs, charges, counsel fees, payments and expenses, except for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including, but not limited to, lost profits), incurred by the Trust due to the non-performance or delay in performance by Administrator of its duties and obligations under this Agreement if such non-performance or delay in performance could have been reasonably prevented by Administrator through back-up systems and other procedures commonly employed by other administrators in the mutual fund industry, provided that Administrator shall have the right, at all times, to mitigate or cure any losses.

12.

AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties, provided that any material modification or amendment is approved as set forth in Section 7(a) of this Agreement. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

13.

SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

14.	GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of New York.

15.

MISCELLANEOUS. In performing its services hereunder, Administrator shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust and its custodians, officers and directors, investors, agents and other service providers which Administrator reasonably believes to be genuine, valid and authorized. Administrator shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by the Trust, as necessary or appropriate.

16.

CONFIDENTIALITY. Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to an insurance or other regulatory authority or for purposes of performing its obligations hereunder, it will keep confidential all records and information in its possession relating to the Trust or its shareholders and will not disclose any confidential information except at the request or with the written consent of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EQ PREMIER VIP TRUST		EQUITABLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Brian Walsh	By:	/s/ Michal Levy
	Brian Walsh		Michal Levy
	Chief Financial Officer and Treasurer		Executive Vice President and Chief Operating Officer

Solely for purposes of Sections 1, 6, and 7 hereof:

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC

By:	/s/ Kenneth Kozlowski
Kenneth Kozlowski
Executive Vice President and Chief Investment Officer

EQ Premier VIP Trust

SCHEDULE A

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

EQ Allocation, Target Allocation and EQ/Core Plus Bond Portfolios

The greater of $32,500 per portfolio or 0.140% of the first $60 billion; 0.110% of the next $20 billion; 0.0875% of the next $20 billion; 0.0775% of the next $20 billion; 0.0750% of the next $20 billion; and 0.0725% thereafter, with the assets of the EQ Allocation Portfolios, Target Allocation Portfolios, EQ/Core Plus Bond Portfolio and Hybrid Portfolios, ATM and Allocation Portfolios of EQ Advisors Trust being aggregated, and each Portfolio paying its proportionate share of the asset-based fee

EQ/Aggressive Allocation Portfolio

EQ/Conservative Allocation Portfolio

EQ/Conservative-Plus Allocation Portfolio

EQ/Moderate Allocation Portfolio

EQ/Moderate-Plus Allocation Portfolio

(collectively, the “Allocation Portfolios”)

Target 2015 Allocation Portfolio

Target 2025 Allocation Portfolio

Target 2035 Allocation Portfolio

Target 2045 Allocation Portfolio

Target 2055 Allocation Portfolio

(collectively, the “Target Allocation Portfolios”)

EQ/Core Plus Bond Portfolio

A-1

SCHEDULE B

GENERAL DESCRIPTION OF TRUST ADMINISTRATION

AND COMPLIANCE SERVICES

I.	General

A.

Supervise and coordinate all matters relating to the ordinary operations of the Trust and the Funds, including coordinating and managing the work relationships among the service providers to the Trust, to include the Adviser, custodian, transfer agent, dividend disbursing agent, distributor, independent public accountants, legal counsel and other parties performing services or operational functions for the Trust or the Funds.

B.

Identify, investigate and, with appropriate approval of the Board, select and oversee service companies to conduct certain operations of the Trust, including the Trust’s custodian, transfer agent, dividend disbursing agent, distributor, independent public accountants and legal counsel.

C.	Perform Trust operational management, including development of control procedures and monitor the performance of all service providers to the Trust.

D.

Subject to the supervision of the Board of Trustees as required, propose and carry out policies, particularly in the area of operational problem inquiry and resolution, such as potential/actual compliance violations, valuation of complex securities or those trading in problematic markets, and Trust share valuation errors.

E.	Provide such other services and assistance relating to the affairs of the Trust as the Trust or the Adviser may, from time to time, reasonably request.

II.	Financial and Tax Reporting

A.	Prepare management reports and Board of Trustees materials, such as unaudited financial statements and summaries of dividends and distributions.

B.	Report Trust performance to outside services as directed by Trust management.

C.

Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Trust’s Prospectus(es) or Board resolutions. Assist Trust management in making final determinations of distribution amounts.

D.

The Trust will advise Administrator of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date; and Administrator will make appropriate credits to each shareholder’s account.

E.

Prepare on a timely basis the following filings for review by appropriate persons, including but not limited to officers of the Trust or the Adviser, or legal counsel to the Trust, and file such filings with the SEC upon receipt of approval from such person or persons:

(i)

Rule 24f-2 Notice (and all similar state filings, if required by the states). Administrator shall not be responsible for preparing any legal opinions required in connection with Rule 24f-2 Notices; and

(ii)	Form N-CSR.

F.

Prepare and coordinate printing of Trust’s semi-annual and annual reports to shareholders and file such reports with the appropriate regulatory agencies. Notwithstanding the foregoing, Administrator shall not be responsible for preparing the “President’s Letters” or the “Management’s discussion of each Fund’s performance” but shall review the text of the “President’s Letters” and “Management’s discussion of which Fund’s performance” (which shall also be subject to review by the Trust’s legal counsel).

G.	Prepare for review and approval by the Trust’s officers financial information for the Trust’s semi-annual and annual reports, proxy statements and other communications required or otherwise sent to the Trust’s shareholders (and their contractowners) and arrange, if requested, for the printing and dissemination of such reports and communications.

H.	Provide financial information, and prepare pro forma financial information as necessary, for Trust proxies and prospectuses including expense table.

I.	File copies of financial reports to shareholders with the SEC under Rule 30b2-1.

J.

Estimate and recommend year-end dividend and capital gain distributions necessary for each Fund to avoid the excise tax on undistributed income of a regulated investment company (“RIC”) under Section 4982 of the Internal Revenue Code of 1986, as amended (the “Code”).

K.	Prepare, in consultation with the Trust’s independent public accountant and other appropriate persons, and file, as necessary, the following tax documents:

(i)	Fiscal and excise tax provisions in accordance with the Internal Revenue Code and applicable rules and regulations;

(ii)

Federal (Form 1120-RIC), state income tax return for state of incorporation (or additional states as agreed, subject to additional fees) and excise tax returns (Form 8613) (including filings by extended due dates) and file;

(iii)	All applicable data required for year end shareholder reporting requirements, such as income by state, income by country, treasury income;

(iv)	All items regarding liquidations or mergers, including completion of the final tax provisions, returns and calculations of all tax attributes;

(v)	Return of Capital Statement of Position (ROC SOP) disclosure;

(vi)

Tax Footnote disclosure that involves tax cost of investments, ROC SOP reclassification, tax character of distributions (comparative table prior year and current year), distributable earnings, capital loss carry forward (and if applicable, post October loss); and

(vii)

60 day notice information required by the Tax Code for foreign tax credit, long-term capital gain designation, tax exempt income, dividend received deduction, qualified dividend income, qualified interest income, and qualified short-term gain.

L.	Obtain all information concerning foreign tax filings prepared and filed in foreign jurisdictions necessary for Administrator to perform its obligations under this Agreement.

M.	Provide Form 1099-MISC to persons other than corporations (i.e., Trustees) to whom the Trust paid more than $600 during the year.

III.	Fund Compliance

Administrator shall provide the following compliance services in conjunction with the Adviser’s obligations pursuant to its Investment Advisory Agreement with the Trust and all applicable laws.

A.

At the direction of the Trust’s Chief Compliance Officer (“CCO”), create, review, maintain and update as required from time to time (including to reflect any amendments to Rule 38a-1) written policies, procedures, reports, Board presentations, annual reviews and other records comprising the Trust’s Compliance Program.

B.

At the direction of the Trust’s CCO, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Trust’s Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation.

C.	Monitor and periodically test, including on required quarterly testing dates, each Portfolio’s compliance with the requirements of Section 817(h) of the Code and applicable Treasury Regulations.

D.	At the direction of the Trust’s CCO, assist in the preparation of an annual written report to the Board that, at a minimum, addresses:

(i)

The CCO’s assessment of the operation of the policies and procedures of the Trust and each investment adviser (including any sub-advisers), principal underwriter, administrator and transfer agent of the Trust;

(ii)	Each Material Compliance Matter (as defined in Rule 38a-1) that occurred since the date of the last report;

(iii)	The CCO’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

(iv)	Any follow-up items, analyses or reports requested by the Board.

E.

Monitor and periodically test each Fund’s compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectus or that otherwise apply to the Trust and its Funds.

F.

Monitor and periodically test, including on required quarterly testing dates, each Fund’s compliance with the requirements of Section 851 of the Code and applicable Treasury Regulations for qualification as a RIC.

G.

Monitor each investment sub-adviser’s compliance with Board directives and Fund policies and procedures such as “Approved Issuers Listings for Repurchase Agreements”, Rule 17a-7, Rule 17e-1 and Rule 12d-3 procedures.

H.

Assist with the administration of the Trust’s Code of Ethics and prepare and distribute quarterly requests for “Securities Transaction Reports” to the Trust’s Trustees and Officers and “access persons” under the terms of the Trust’s Code of Ethics and SEC regulations, and review responses thereto.

I.

Prepare, distribute, and utilize in compliance training sessions, comprehensive compliance materials, including compliance manuals and checklists, subject to review and comment by the Trust’s legal counsel and develop or assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents.

J.	Provide compliance support for intermediary agreements that pertain to the Trust, such as shareholder service or similar agreements.

K.

Subject to the approval of the Board, make available a qualified person to act as the Trust’s Anti-Money Laundering Compliance Officer who is competent and knowledgeable regarding the anti-money laundering rules and regulations applicable to the Funds, and assist with the administration of the Trust’s Anti-Money Laundering Program.

L.

Assist the Trust’s CCO in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of the service providers to the Trust, and otherwise provide support services to the CCO in the creation, implementation and ongoing monitoring of the Trust’s Compliance Program.

IV.	Regulatory Affairs and Corporate Governance

A.

Prepare, review and file post-effective amendments to the Trust’s registration statement and supplements as needed with respect to the currently existing Funds only. Prepare, as necessary and in consultation with legal counsel to the Trust, and file letters responding to SEC staff comments.

B.	Assist with the layout and printing of prospectuses and supplements and coordinate the distribution of prospectuses and supplements.

C.

Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting record information (as approved by the Adviser) on Form N-PX.

D.	Prepare, in consultation with legal counsel to the Trust, SEC exemptive order requests and no-action letter requests as deemed necessary or appropriate.

E.	Prepare and administer the following materials in connection with shareholder meetings:

(i)	Prepare proxy materials in conjunction with legal counsel to the Trust and file such materials with the SEC;

(ii)	Coordinate the printing and distribution of proxy materials;

(iii)	Coordinate record holder research and tabulation;

(iv)	Prepare for, attend and prepare minutes of shareholder meetings; and

(v)	Administer shareholder meetings;

F.

Manage and coordinate all Board meetings, including (i) prepare Board books and collect background information, reports and data from appropriate parties to prepare Board books; (ii) coordinate Board book production and distribution, (iii) subject to review and approval by legal counsel, prepare Board meeting and Board Committee meeting agendas, resolutions, and minutes, (iv) assist the Board by gathering industry and Fund information related to annual contract renewals and approval of Fund-related plans, policies and procedures; (v) attend Board meetings and record the minutes; (vi) coordinate with third parties regarding the preparation and scheduling of presentations and reports to the Board; (vi) render to the Board such periodic or special reports as the Board may reasonably request; and (vii) perform such other Board meeting functions as agreed from time to time.

G.	Follow up on matters related to Administrator’s responsibilities under this Agreement that are raised at all Board meetings.

H.	Assist in the preparation and distribution of Trustee/Officer Questionnaires; assist in the review of completed Questionnaires.

I.

In coordination with the Adviser, make reports and recommendations to the Board concerning the administrative and operational performance of each of the investment sub-advisers and other service providers for the Trust, as the Board may reasonably request.

J.

Assist the Trust and the Funds in obtaining and maintaining fidelity bonds and directors and officers/errors and omissions insurance coverage in accordance with applicable 1940 Act rules; submit any related regulatory filings or notices; and monitor the Funds’ fidelity bond(s) to ensure compliance with applicable laws.

K.	Prepare and update documents, such as trust document, by-laws, and foreign qualification filings.

L.

Provide support and counsel with respect to routine regulatory examinations or investigations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters. Also, coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

M.	Maintain general corporate calendar.

N.	Maintain corporate records on behalf of the Trust, including minute books and the trust document and by-laws.

O.	When requested provide consultation on regulatory matters relating to portfolio management, Trust operations and any potential changes in each Fund’s investment policies, operations or structure.

P.

Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect each Fund; update the Board and the Adviser on those developments and provide related planning assistance where reasonably requested or appropriate.

Q	Provide non-investment related statistical and research data and such other reports, evaluations and information as the Trust may request from time to time.

R.	Prepare and file such other regulatory filings as the Trust currently may be required to file with the SEC or other regulatory body not mentioned above.

V.	Administration

A.	Subject to the approval of the Board, make available qualified persons who are competent and knowledgeable regarding the management and internal controls of the Trust to serve as the Trust’s officers.

B.

Prepare, propose and monitor the Trust budget, including prepare Trust, portfolio or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors’ fees, etc.).

C.	For new Funds and classes, obtain Employer or Taxpayer Identification Number and CUSIP numbers, as necessary. Estimate organizational costs and expenses and monitor against actual disbursements.

D.	Arrange for and monitor, if directed by the appropriate Trust officers, the payment of the Trust’s and each Fund’s or class’ expenses (pursuant to the Trust’s Rule 18f-3 Plan).

VI.	Transfer Agency

A.

Oversee and coordinate with the Trust’s transfer agent regarding the maintenance of shareholder records and receive and analyze reports, explanations and other information from the transfer agent regarding the maintenance of shareholder records.

B.

Oversee the processing of shareholder transactions, including the processing of purchase, redemption, exchange or transfer orders, and receive and analyze reports and other information from the transfer agent regarding the processing of shareholder transactions. Assist and coordinate with the transfer agent regarding the resolution of inquiries related to shareholder transaction processing.

C.

Oversee the provision of shareholder services, including monitoring the call center maintained by the transfer agent and coordinating with the transfer agent regarding responses to shareholder inquiries. Monitor and assess the quality of shareholder services provided and receive reports and other information from the transfer agent regarding shareholder services.

D.

Oversee the administration and implementation of the Trust’s Anti-Money Laundering Program and other relevant compliance and other procedures of the Trust by the transfer agent, including receiving reports and other information regarding anti-money laundering control procedures. The Trust’s Anti-Money Laundering Compliance Officer will coordinate with the transfer agent in preparing required certifications regarding the Trust’s Anti-Money Laundering Program.

SCHEDULE C

DESCRIPTION OF TRUST ACCOUNTING SERVICES

I.	General Description

Administrator shall provide the following accounting services to the Trust:

A.	Maintain the following books and records for the Trust’s assets in accordance with U.S. generally accepted accounting principles:

(i)	journals containing an itemized daily record of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits;

(ii)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received;

(iii)	separate ledger accounts; and

(iv)	a monthly trial balance of all ledger accounts (except shareholder accounts).

B.

Reconcile, from time to time but no less frequently than quarterly, its records of securities positions and cash and/or currency balances of each Fund to the records of the custodian for that respective Fund, and perform similar reconciliations to the relevant source with respect to other material investment assets or liabilities.

C.	Update the Trust’s books and records to reflect, on an aggregate basis, the purchase, redemption or exchange of Fund shares.

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D.	Calculate for each Fund, to the extent applicable, performance fees, fee waivers, expense caps or expense collars.

E.	Calculate the net asset value of each Fund, or class of such Fund, in accordance with the Trust’s prospectus, the 1940 Act and the valuation procedures adopted by the Board.

F.	Perform the following functions, to the extent necessary, on a daily basis in connection with calculating net asset value:

(i)	recording all security transactions including appropriate gains and losses from the sale of Fund securities;

(ii)	recording each Fund’s (or class of such Fund) capital share activities based upon the purchase, redemption or exchange of Fund shares reported by the transfer agent;

(iii)	recording interest income, amortization/accretion income and dividend income;

(iv)	accruing Fund (or class) expenses;

(v)	recording all corporate actions affecting securities held by each Fund;

(vi)	determining the outstanding receivables and payables for all (1) security trades, (2) purchase, redemption or exchange of Fund shares; and (3) income and expense accounts;

(vii)	obtaining security prices from independent pricing services, or if such quotes are unavailable, obtaining such prices from the appropriate party identified by the Board or its designee; and

(viii)	following directions from the Adviser, or other entity designated by the Board, with respect to the fair valuation of assets of the Fund.

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G.

Transmit, on a daily basis and at a time to be agreed upon by the relevant parties, a record of the priced securities and the confirmed net asset value of each Fund, or class of such Fund, to the Adviser, the transfer agent and to such other entities as directed by the Trust.

H.

Account for dividends and interest received and distributions made by the Trust and, as necessary, compute each Fund’s net income and capital gains, dividend payables, dividend factors and agreed upon rates and yields.

I.

Monitor for errors in the net asset value of each Fund, or class of such Fund, report any such errors to the Adviser and the Board, and address any such errors in accordance with the requirements of the 1940 Act, and any rule or regulation thereunder, and with the policies and procedures adopted by the Board.

J.	Coordinate with and provide reasonable assistance to the Trust’s independent auditors with respect to the annual audit and as otherwise requested by the Trust.

K.	Consult with the Trust’s officers, independent public accountants and other appropriate persons in establishing the accounting policies of the Trust.

L.	As mutually agreed upon, Administrator will provide domestic and/or international reports.

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